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                                                                     EX-99.B9(e)




                                  EXHIBIT 9(e)


                       MASTER SUBADMINISTRATION AGREEMENT
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                                                                    Exhibit 9(e)


                      MASTER SUBADMINISTRATION AGREEMENT

     SUBADMINISTRATION AGREEMENT, made as of the 3rd day of January, 1994 between New York Life Insurance Company, a New York corporation (the "Administrator"), and NYLIFE Distributors Inc., a New York corporation (the "Subadministrator").

                                  WITNESSETH:

     WHEREAS, Mainstay Institutional Funds Inc. (the "Company") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the shares of common stock of the Company (the "Shares") are divided into separate series (the "Funds"), each of which has been established pursuant to a written instrument executed by the Directors of the Company, and the Directors may from time to time terminate such Funds or establish and terminate additional Funds;

     WHEREAS, the Company has been organized for the purpose of investing the assets of each Fund in securities and other investments and has retained investment advisers for this purpose;

     WHEREAS, the Company has entered into an Administration Agreement with the Administrator dated December 28, 1990 (the "Administration Agreement"), pursuant to which the Administrator has agreed to furnish administrative services on the terms and conditions set forth in the Administration Agreement with regard to such Funds as shall be designated in supplements to that agreement;

     WHEREAS, in connection with rendering the services required under the Administration Agreement, the Administrator is permitted to retain, at its expense, such persons or companies (including persons or companies affiliated with the Administrator) as it believes necessary to assist it in carrying out its obligations under the Administration Agreement; and

     WHEREAS, the Administrator wishes to retain the Subadministrator to assist it in carrying out its obligations to the Funds under the Administration Agreement, and the Subadministrator is willing to furnish such assistance to the Administrator with regard to such Funds as shall be designated in supplements to this Subadministration Agreement, in connection with the services specified below and on the terms and conditions hereinafter set forth.
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     NOW, THEREFORE, the parties agree as follows:

     1. The Administrator hereby appoints the Subadministrator to serve as subadministrator of such Funds as shall be designated in supplements to the Subadministration Agreement for the period and on the terms set forth in this Subadministration Agreement. The Subadministrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

     2. Subject to the supervision of the Administrator, the Subadministrator at its expense shall:

          A. Prepare and monitor all accounting related SEC and IRS compliance activities.

          B. Perform Net Asset Value calculations in accordance with Rule 2a-4 of the Investment Company Act of 1940 including among others:


               Confirm days pricing and pricing policies
               Maintain expense ledgers
               Verify trade input to authorizations
               Record all trade information in Fund Trade
                 Journals and General Ledgers
               Review and record maturities and settlements
               Control and record capital stock transactions Record income collections
               Receive and post accrued expenses
               Calculate and post interest, discount and premium
                 accruals
               Calculate ex-dividend activities
               Monitor all corporate actions
               Prepare daily trial balances
               File regulatory reports
               Prove Net Asset Values and yields
               Report daily Net Asset Values to NASDAQ
               Review and control daily market prices provided by
                 pricing services

          C. Prepare financial reports for the Board of Directors and Committees.

          D. Prepare financial and related information for the Fund Registration Statement and file with SEC.

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          E.   Prepare and publish the public annual and semi-annual reports for shareholders and file reports with regulatory and state agencies.

          F. Maintain the Funds books and records in compliance with provisions set forth in Section 31 of the Investment Company Act of 1940 and the rules thereunder including:

               Cash Receipts Journal
               Cash Disbursements Journal
               Dividends Paid Record
               Purchase and Sales Journal-Portfolio Securities
               Subscription and Redemption Journals
               Security Ledgers
               Broker-Dealer Ledger
               General Ledger
               Daily Expense Journals
               Daily Interest Journals
               Securities and Monies borrowed or loaned Journals
               Daily Trial Balances
               Investment Income Journals

          G. Calculate fund performance data and provide information to industry publications.

          H. Establish and maintain Funds dividend declaration policies to assure compliance with IRS regulations for income and capital gains.

          I. Coordinate and control activities between Administrator, Transfer Agent and Custodian (Daily).

          J. Update and prepare all tax related notices to shareholders for their tax reporting requirements.

          K.   Review and sign tax returns prepared for each fund.

          L. Prepare and arrange for the renewal of service contracts of third party service providers.

          M. Oversee and confirm portfolio holdings with the custodians and investment advisers.

          N. Authorize the payment of fund expenses and maintain control over daily cash balances.

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          O.   Prepare and file 1099 Notices to appropriate vendors.

     3. In rendering the services required under this Subadministration Agreement, the Subadministrator at its expense may retain, employ, consult or associate with itself such persons or companies (including persons or companies affiliated with the Subadministrator) as it believes necessary to assist it in carrying out its obligations under this Subadministration Agreement.

     4. In consideration of the services to be rendered by the Subadministrator pursuant to this Subadministration Agreement, the Administrator shall pay the Subadministrator a monthly fee with respect to each Fund based on the average daily value (as determined on each business day at the time set forth in the prospectus of the Fund for determining the net asset value per share) of the net assets of the Fund during the preceding month at the annual rates set forth in a supplement to this Subadministration Agreement with respect to that Fund. If the fees payable to the Subadministrator pursuant to this paragraph 4 begin to accrue before the end of any month or if this Subadministration Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified in the Fund's prospectus for the computation of net asset value. For purposes of this Agreement, a "business day" is any day on which the New York Stock Exchange is open for trading.

     5. The Subadministrator assumes no responsibility under this Subadministration Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the assets of the Funds.

     6. The Subadministrator shall exercise its best judgment in rendering the services pursuant to this Subadministration Agreement. The Subadministrator shall not be liable for any error of judgment or for any loss suffered by the Administrator or the Funds in connection with the matters to which this Subadministration Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of

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its obligations and duties under this Subadministration Agreement.

     7. All records required to be maintained and preserved by the Funds pursuant to the provisions or rules or regulations of the Securities Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Subadministrator on behalf of the Administrator or the Funds, including any such records maintained by the Subadministrator in connection with the performance of its obligations hereunder, are the property of the Funds and shall be surrendered by the Subadministrator promptly on request by the Administrator or the Funds; provided, that the Subadministrator at its own expense may make and retain copies of any such records.

     8. This Subadministration Agreement shall continue in effect until terminated; provided, however, that this Agreement may be terminated by the Administrator at any time, without the payment of any penalty, or by the Administrator at any time, without the payment of any penalty, upon sixty (60) days' written notice to the other party. This Subadministration Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
Act).

     9. Nothing in this Subadministration Agreement shall limit or restrict the right of any director, officer or employee of the Subadministrator who may also be a Director, officer or employee of the Administrator or the Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Subadministrator to engage in any other business or to render services of any kind to any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

     10. This Subadministration Agreement may be amended by mutual written consent.

     11. Any notice or other communication required to be given pursuant to this Subadministration Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Subadministrator at 51 Madison Avenue, New York, New York 10010, Attention: Secretary; or (2) to the Administrator at 51 Madison Avenue, New York, New York 10010, Attention:
Secretary.


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     12.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                         NEW YORK LIFE INSURANCE COMPANY


                         By: ______________________________
                             Name:   Jefferson C. Boyce
                             Title:  Senior Vice President


                         NYLIFE DISTRIBUTORS INC.


                         By: ______________________________
                             Name:   Richard A. Topp
                             Title:  President and CEO


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